Exhibit 99.1

STONEMOR INC. ANNOUNCES SALE OF ALL ASSETS IN CALIFORNIA FOR $49.2 MILLION

TREVOSE, PA – March 19, 2020 – StoneMor Inc. (NYSE: STON), a leading owner and operator of cemeteries and funeral homes, today announced it has signed a definitive agreement to sell the assets of Olivet Memorial Park, Olivet Funeral and Cremation Services and Olivet Memorial Park and Crematory (“Olivet”) located in Colma, California, to Cypress Lawn Cemetery Association for a total purchase price of $42.1 million - $25 million in cash plus $17.1 million in assumption of lot takedown obligations, subject to certain adjustments and credits.

Additionally, StoneMor announced that it has a signed separate definitive agreement to sell the assets of its remaining California locations to entities owned by John Yeatman and Guy Saxton for a total purchase price of $7.1 million in cash, subject to certain closing adjustments.  The locations included in the transaction are Melrose Abbey Memorial Park and Melrose Abbey Mortuary in Anaheim, California, LaVerne Cemetery in LaVerne, California, Lodi Memorial Park and Cemetery, Lodi Funeral Home and Rocha’s Mortuary, in Lodi, California, Sierra View Memorial Park and Sierra View Mortuary in Olivehurst, California, Sacramento Memorial Lawn and Sacramento Funeral Home in Sacramento, California, and Oakmont Funeral and Cremation Services in Vacaville, California.

The transactions, which are expected to result in a gain, are targeted to close, subject to confirmatory due diligence and regulatory approvals, in the next 60 days.

On January 3, 2020, StoneMor completed the sale of Oakmont Memorial Park & Mortuary to Carriage Services, Inc. for $33 million in cash, subject to certain adjustments.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “Coupled with the sale of Oakmont in January, these two agreements represent a complete exit from the state of California for StoneMor, which was a key component of our previously announced divestiture strategy.  Upon closing of these transactions, we will have generated $65 million in closing proceeds at attractive multiples, allowing us to reduce our debt levels and improve the cash flow and liquidity profile of our business.”

“Additionally, with the exit of California, we have started the process of optimizing our footprint.  We remain focused on executing our divestiture strategy in geographic areas where we lack meaningful operating scale.  This will allow us to focus our efforts and investments in markets where we can effectively leverage our economies of scale to further improve the profitability of the business.  We expect to finalize additional transactions supporting our divestiture strategy during the 2nd quarter of 2020.”

Per the indenture governing its Senior Secured PIK Toggle Notes (“Senior Notes”), StoneMor will use the first $55 million of net proceeds and 80% of the remaining portion of the net proceeds from these sales to redeem a portion of the outstanding Senior Notes.

Out of an abundance of caution surrounding the COVID-19 pandemic, the Company is postponing the release of its 2019 fourth quarter and full year financial results and the previously announced conference call to discuss those results.  The Company expects to announce next week a new date and time for the foregoing release and conference call.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 320 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT

Investor Relations

StoneMor Inc.

(215) 826-4438

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated dates for the closings of the sales and the release of 2019 results, as well as continued implementation of StoneMor’s divestiture strategy, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause the actual timing of the closing of these and future divestitures to vary from those stated or implied in this press release. StoneMor’s major risks that may impact such timing are related to uncertainties associated with current business and economic disruptions resulting from the recent coronavirus outbreak and its ability to identify, and negotiate acceptable agreements with, purchasers of additional properties.,

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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